Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8
(Form Type)

Willdan Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.01 par value per share, reserved for future issuance pursuant to the Registrant’s Amended and Restated 2008 Performance Incentive Plan	Other(1)	750,000(3)	$17.94(1)	$13,455,000	.0001102	$1,482.74
Equity	Common stock, $0.01 par value per share, reserved for future issuance pursuant to the Registrant’s Amended and Restated 2006 Employee Stock Purchase Plan	Other(2)	800,000(3)	$15.25(2)	$12,200,000	.0001102	$1,344.44
Total Offering Amounts					$25,655,000	—	$2,827.18
Total Fees Previously Paid					—	—	—
Total Fee Offsets					—	—	—
Net Fee Due					—	—	$2,827.18

(1)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $17.94 per share, which is the average of the high and low selling prices per share of the common stock, par value $0.01 per share, (the “Common Stock”) of Willdan Group, Inc. (the “Registrant”) on June 27, 2023 as reported on the Nasdaq Global Market.

(2)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $15.25 per share, which is the average of the high and low selling prices per share of the Common Stock on June 27, 2023 as reported on the Nasdaq Global Market, multiplied by 85%, which is the percentage of the price per share applicable to purchases under the Registrant’s Amended and Restated 2006 Employee Stock Purchase Plan.

(3)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock, including options and other rights to purchase or acquire the shares of Common Stock, that become issuable under the Registrant’s Amended and Restated 2008 Performance Incentive Plan and the Registrant’s Amended and Restated 2006 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the Registrant’s Common Stock, as applicable.